--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-12

                      DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
                (Name of Registrant as Specified in its Charter)

                                       N/A
    (Name of Persons(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies: _______
     2)  Aggregate number of securities to which transaction applies: __________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):_____________
     4)  Proposed maximum aggregate value of transaction:_______________________
     5)  Total fee paid: _______________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if  any part of the  fee is offset as  provided  by  Exchange  Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: _______________________________________________
     2)  Form, Schedule or Registration Statement No.:__________________________
     3)  Filing Party:__________________________________________________________
     4)  Date Filed:____________________________________________________________

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


              (COLOR LOGO OF DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.)






                                  March 29, 2000




Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of the Company which will be held at 11:00 a.m., C.D.T., Thursday, May 25, 2000, at the Williams Presentation Center Theatre, 2 East First Street, Tulsa, Oklahoma 74172.

     The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter provide detailed information concerning matters to be considered and acted upon at the meeting.

     Whether or not you plan to attend the Annual Meeting, please execute and return the enclosed proxy at your earliest convenience. Your shares will then be represented at the meeting, and the Company will avoid the expense of further solicitation to assure a quorum and a representative vote. If you later attend the meeting and wish to vote in person, you may withdraw your proxy and so vote at that time.

                                  Sincerely,

                                  /S/ JOSEPH E. CAPPY
                                  -------------------
                                  Joseph E. Cappy
                                  Chairman of the Board, Chief Executive Officer and President

         (BLACK AND WHITE LOGO OF DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.)

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    ----------------------------------------


                                  March 29, 2000


TO THE STOCKHOLDERS OF DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.:

     The Annual Meeting of Stockholders of Dollar Thrifty Automotive Group, Inc. will be held at 11:00 a.m., C.D.T., Thursday, May 25, 2000, at the Williams Presentation Center Theatre, 2 East First Street, Tulsa, Oklahoma 74172, for the following purposes:

     1. To elect nine (9) directors to serve until the next annual meeting of stockholders or until their successors shall have been elected and shall qualify;

     2. To ratify and approve the appointment of Deloitte & Touche LLP, as independent auditors of the Company for the 2000 year;

     3. To approve the addition of 2,400,000 shares to the Long-Term Incentive Plan of Dollar Thrifty Automotive Group, Inc.; and

     4.   To conduct any other business properly brought before the meeting.

     Only stockholders of record at the close of business on March 27, 2000 are entitled to notice of and to vote at the Annual Meeting of Stockholders.

     A list of stockholders entitled to vote at the meeting will be available for examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, at least ten days before the meeting in the Office of the Director of Investor Relations, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135.

     Your vote is important. Please vote now by proxy even if you plan to attend the meeting. You may vote by marking, signing and dating your proxy card on the reverse side and returning it promptly in the accompanying envelope. The return of the enclosed proxy will not affect your right to vote if you attend the meeting in person.

                                  By Order of the Board of Directors

                                  /S/ STEPHEN W. RAY
                                  ------------------
                                  Stephen W. Ray
                                  Secretary


--------------------------------------------------------------------------------
  Your vote is important. Please vote by marking, signing and dating your proxy card on the reverse side and returning it promptly
                          in the accompanying envelope.
--------------------------------------------------------------------------------

                      DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
                              5330 East 31st Street
                              Tulsa, Oklahoma 74135


                                 PROXY STATEMENT


                          INFORMATION ABOUT THE MEETING

     This Proxy Statement is solicited by the Dollar Thrifty Automotive Group, Inc., a Delaware corporation ("DTG"), Board of Directors and is furnished in connection with the Annual Meeting of Stockholders to be held at 11:00 a.m., C.D.T., Thursday, May 25, 2000, at the Williams Presentation Center Theatre, 2 East First Street, Tulsa, Oklahoma 74172. DTG began mailing this Proxy Statement and the accompanying proxy card on or about March 29, 2000.

     As used in this Proxy Statement, "Dollar" means Dollar Rent A Car Systems, Inc., an Oklahoma corporation, and its subsidiaries, "Thrifty" means Thrifty, Inc., an Oklahoma corporation, and its subsidiaries, and "Company" means collectively, DTG, Dollar and Thrifty.

Quorum

     The record date for the meeting is March 27, 2000. DTG has outstanding one class of voting securities, common stock, $0.01 par value ("Common Stock" or "Shares"), of which 24,162,365 Shares were outstanding as of the close of business on the record date. A majority of those Shares (a quorum) must be present, in person or by proxy, to conduct business at the meeting. Abstentions and broker non-votes are counted as present in determining whether there is a quorum.

Vote Required

     Each stockholder is entitled to one vote for each Share held of record at the close of business on the record date. Directors are elected by a plurality vote, which means that if there are more nominees than positions to be filled, the nominees for whom the most affirmative votes are cast will be elected. Each other matter voted on at the meeting will be approved if a majority of the votes cast are in favor of such matter, except that Proposal No. 3 - Long-Term Incentive Plan Share Increase requires for approval the vote of a majority of the outstanding Shares in favor of such proposal. Abstentions and broker non-votes are not votes cast and are not counted in determining whether a nominee is elected or a matter approved. Inspectors of election appointed by the Board will tabulate the votes cast.

Proxy Voting

     The proxy card represents the Shares held of record by each stockholder. Each stockholder can authorize the individuals named in the proxy card to vote Shares by signing, dating and mailing the proxy card. Each stockholder's Shares will then be voted at the meeting as the stockholder specifies or, if the stockholder does not specify a choice, as recommended by the Board. Each stockholder may revoke the proxy by voting in person at the meeting, or by submitting a written revocation or a later dated proxy that is received by DTG before the meeting. If you hold your Shares through a brokerage firm or other nominee, you may elect to vote your Shares by a toll-free phone number or over the Internet by following the instructions on the proxy materials forwarded to you.

Proxy Solicitation

     Execution and return of the enclosed proxy is being solicited by and on behalf of the Board of Directors of DTG for the purposes set forth in the Notice of Annual Meeting. Solicitation other than by mail may be made personally, by telephone or otherwise, by employee officers and employees of the Company who will not be additionally compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to each beneficial owner of Shares held of record by them. Georgeson Shareholder Communications Inc. has been retained to assist in the solicitation of proxies at a cost of approximately $6,000. The total cost of soliciting proxies will be borne by DTG.


                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     DTG has nominated for re-election to the Board seven candidates who currently serve on DTG's Board, namely, Thomas P. Capo, Joseph E. Cappy, Edward
J. Hogan, The Honorable Edward C. Lumley, John C. Pope, John P. Tierney and Edward L. Wax. Upon recommendation of the Governance Committee (hereinafter defined), DTG has also nominated for election to the Board two new candidates, Molly Shi Boren and Maryann N. Keller. In order to further increase the independence of the DTG Board and consistent with corporate governance trends, incumbent inside directors, Donald M. Himelfarb and Gary L. Paxton, the Presidents of Thrifty, Inc. and Dollar Rent A Car Systems, Inc., respectively, will not stand for re-election at the Annual Meeting of Stockholders.

     If elected, each candidate will serve for a one-year term ending at the 2001 Annual Meeting of Stockholders or when their successors are duly elected and qualified. For more information concerning these director nominees, see "Biographical Information Regarding Director Nominees and Named Executive Officers - Director Nominees" below. Unless otherwise designated, the enclosed proxy card will be voted FOR the election of the foregoing nominees as directors. The Board does not contemplate that any of these nominees will be unable to stand for election, but should any nominee unexpectedly become unavailable for election, the stockholder's proxy will be voted for a new nominee designated by the Board unless the Board reduces the number of directors to be elected.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES DESCRIBED HEREIN AS DIRECTORS OF DTG.


              PROPOSAL NO. 2 - APPOINTMENT OF INDEPENDENT AUDITORS

     Upon recommendation of the Audit Committee (hereinafter defined), the Board has appointed, subject to stockholder approval, the firm of Deloitte & Touche LLP, independent public accountants, as the independent auditors of DTG for the calendar year 2000. This firm has served DTG in this capacity since its inception in November 1997.

     A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions. Although the audit firm has indicated that no statement will be made, an opportunity for a statement will be provided.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2000.

            PROPOSAL NO. 3 - LONG-TERM INCENTIVE PLAN SHARE INCREASE

Proposed Share Increase

     Upon recommendation of the Human Resources and Compensation Committee (the "HR&C Committee"), the Board has approved and recommends to the stockholders that they approve a proposal to amend DTG's Long-Term Incentive Plan (the "LTIP") to increase the maximum number of Shares of Common Stock available for issuance under the LTIP by 2,400,000 Shares (the "Share Increase"). The description of the Share Increase is qualified in its entirety by the terms of the Second Amendment to Long-Term Incentive Plan, which is attached hereto as Exhibit A (the "Amendment").

Prohibition on Repricing of Stock Options

     Until effectiveness of the Amendment, the HR&C Committee is not prohibited under the LTIP from reducing the exercise price of any stock option granted under the LTIP. Upon obtaining the requisite stockholder approval, the Amendment will prohibit any such repricing of stock options without approval by a majority vote of the outstanding Shares.

Reason for Share Increase

     Under the LTIP, as presently in effect, ten percent (10%) of the total number of Shares of Common Stock outstanding (as of March 23, 2000, 2,416,237 Shares) are authorized for issuance in connection with the grant of awards under the LTIP. As of March 23, 2000, (i) NQSOs (hereinafter defined) which have not been forfeited for 2,062,922 Shares have been granted under the LTIP to approximately 225 employees, and (ii) 129,703 Performance Awards (hereinafter defined) in the form of Common Stock ("Performance Shares") have been approved for granting to Company officers and certain key employees. Of the Shares authorized for issuance pursuant to the LTIP, only 223,612 Shares remain available to grant. On March 23, 2000, the closing sales price of the Common Stock on the New York Stock Exchange was $16.50 per Share.

     The Board has determined that the Share Increase is in the best interests of DTG and its stockholders. The Board believes that grants of awards under the LTIP are necessary in order to attract and retain key employees and non-employee directors and to provide incentives to existing and future officers, employees and non-employee directors. In addition, the Board believes that the availability of Shares for future grants under the LTIP is important to further align the interests of officers, employee and non-employee directors with the interests of stockholders.

     If the Share Increase is not approved by the stockholders, (i) the Amendment (including all other provisions not subject to approval by stockholders) shall not become effective, and (ii) the LTIP shall remain in full force and effect without giving any effect to the Amendment.

     For more information regarding the LTIP, see "Additional Information for Share Increase Proposal" below.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE SHARE INCREASE DESCRIBED HEREIN AND IN THE AMENDMENT ATTACHED HERETO AS EXHIBIT A.

                       BIOGRAPHICAL INFORMATION REGARDING
                 DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS

Director Nominees

     Below is information concerning each of the nominees for election to the Board, including their name, age, principal occupation or employment during at least the past five years and the period during which such person has served as a director of DTG.

     Molly Shi Boren, age 56, is a new nominee to the DTG Board. During the last five years, she has been active in Oklahoma and national civic affairs, serving on the boards of the Oklahoma Foundation for Excellence, the Nature Conservancy and the Oklahoma Arts Institute. Ms. Boren is a lawyer and former judge, and currently serves as a director of Central and South West Corporation.

     Thomas P. Capo, age 49, has served as a director since November 1997. Mr. Capo has been Senior Vice President and Treasurer of DaimlerChrysler Corporation ("DaimlerChrysler") since November 1998. He was first elected Vice President of DaimlerChrysler in May 1993. Mr. Capo was elected Treasurer of DaimlerChrysler in November 1991. He is also a director of Chrysler Financial Corporation, DaimlerChrysler Canada Inc., DaimlerChrysler North America Holdings and DaimlerChrysler Mexico Holdings.

     Joseph E. Cappy, age 65, has served as a director since November 1997. Mr. Cappy served as a Vice President of Chrysler Corporation, now DaimlerChrysler, since August 1987, with responsibility for rental car operations from June 1993 to December 1997, international operations from May 1990 to June 1993, brand development from November 1989 to May 1990, and DaimlerChrysler's Jeep/Eagle Division from August 1987 to November 1989. Mr. Cappy was previously President, Chief Executive Officer and a director of American Motors Corporation ("AMC"), and General Marketing Manager of Ford Motor Company's Lincoln-Mercury Division.

     Edward J. Hogan, age 72, has served as a director since December 1997. Mr. Hogan has been Chairman and Chief Executive Officer of Pleasant Travel Service, a tour operator specializing in Hawaiian vacations, since April 1959. Mr. Hogan has also served as a director of Castle & Cooke, which has large holdings of real estate in Hawaii, since October 1993. Mr. Hogan has been a member of the Board of Trustees of Loyola Marymount University since May 1990 and is a member of the National Advisory Board of the National Academy of Travel and Tourism, the United States Tour Operators, the American Society of Travel Agents and the Hawaii Visitors Bureau.

     Maryann N. Keller, age 56, is a new nominee to the DTG Board. Ms. Keller has been President of the Automotive Services unit of priceline.com since July 1999. She joined priceline.com from Furman Selz (now part of ING Barings), where she served as a managing director of the firm since 1986. Prior to Furman Selz, she was portfolio manager with Vilas-Fischer Associates from 1983 to 1986, and served as automotive analyst with Kidder Peabody & Co. Inc. and Paine Webber from 1972 to 1983. Ms. Keller has also served as Chairman of the Society of Automotive Analysts from 1994 to 1999.

     The Honorable Edward C. Lumley, age 60, has served as a director since December 1997. Mr. Lumley has been Vice Chairman of the investment banking firm BMO Nesbitt Burns since August 1994. From January 1992 to August 1994, Mr. Lumley served as Vice Chairman of the investment banking firm Burns Fry, Limited. Mr. Lumley previously served as a Member of the Canadian Parliament and as Minister of International Trade, Industry, Trade and Commerce, Communications, and Science and Technology. Mr. Lumley is also a director of Air Canada, Canadian National, Magna International, DY4 Systems, AIT Corporation, Dynasty Components and C-MAC.

     John C. Pope, age 50, has served as a director since December 1997. Mr. Pope has been Chairman of PFI Group, an investment firm, since July 1994. Mr. Pope was the Chairman of the Board of MotivePower Industries, Inc. from January 1996 to November 1999 and a director from May 1995 to November 1999. Mr. Pope has served in various executive positions with UAL Corporation ("UAL") and United Airlines, Inc. ("United") since January 1988, including director, President and Chief Operating Officer of UAL and United from May 1992 to July 1994, Executive Vice President, Chief Financial Officer and Treasurer of UAL and Chief Financial Officer of United from November 1990 to April 1992 and Executive Vice President, Marketing and Planning of United from May 1989 to October 1990. Prior thereto, Mr. Pope served as Chief Financial Officer of AMR Corporation and American Airlines, Inc. Mr. Pope is also a director of Air Canada, Federal Mogul Corporation, Per-Se Technologies, Inc., Wallace Computer Services, Inc. and Waste Management, Inc.

     John P. Tierney, age 68, has served as a director since December 1997. Mr. Tierney was the Chairman and Chief Executive Officer of Chrysler Financial Corporation, the financial services subsidiary of DaimlerChrysler, from August 1987 until his retirement in December 1994. Prior to joining DaimlerChrysler in 1987, he was the Chief Financial Officer of AMC. Mr. Tierney is also a director of Charter One Financial, Inc.

     Edward L. Wax, age 63, has served as a director since December 1997. Mr. Wax has been Chairman Emeritus of Saatchi & Saatchi Advertising Worldwide, an advertising firm with substantial experience in the travel industry, since January 1998 and was Chairman from May 1997 to January 1998. Mr. Wax was Chief Executive Officer of Saatchi & Saatchi Advertising Worldwide from February 1992 to May 1997. From June 1989 to February 1992, Mr. Wax served as Chairman and Chief Executive Officer of Saatchi & Saatchi North America. Mr. Wax is also a director of Golf Trust of America, Inc.

Named Executive Officers

     The following sets forth information concerning the executive officers of the Company identified under "Executive Compensation".

     Peter G. Guptill, age 57, has been the Executive Vice President of Dollar-Florida Region since January 1994. Prior to joining Dollar, Mr. Guptill was Executive Vice President, General Operations Manager of Southeast Toyota Distributions, Inc. from 1992 to 1993. Previously, he had served as Group Vice President, Sales and Marketing at AMC. Mr. Guptill has also held various senior executive positions within the automotive wholesale and retail field, as well as serving as a consultant in the same sector.

     Steven B. Hildebrand, age 45, has been the Vice President and Chief Financial Officer of DTG since November 1997. Prior to his election as a DTG officer, Mr. Hildebrand was Executive Vice President and Chief Financial Officer of Thrifty Rent-A-Car System, Inc. since August 1995. He has served in various senior management positions with Thrifty Rent-A-Car System, Inc. and Pentastar Transportation Group, Inc., the predecessor of DTG ("Pentastar") since 1987, including Vice President of Finance and Treasurer for Pentastar, a director of Thrifty Rent-A- Car System, Inc. and a director of Thrifty Canada, Ltd. ("TCL").

     Donald M. Himelfarb, age 54, has been an Executive Vice President of DTG since November 1997 and has also served as a director of DTG since November 1997. Mr. Himelfarb has been President of Thrifty Rent-A-Car System, Inc. since July 1992 and Thrifty since December 1998. Mr. Himelfarb has served as a director of TCL since August 1990, and served as President of TCL from August 1990 to June 1992. He previously served as President of Car Rental and Leasing for Marks Rentals, a holding company that owned a Thrifty Car Rental franchise and other properties. Mr. Himelfarb is a director and President of the American Car Rental Association.

     Gary L. Paxton, age 53, has been an Executive Vice President of DTG since November 1997 and has also served as a director of DTG since November 1997. Mr. Paxton has been President of Dollar since December 1990. He has served in several senior management positions with Dollar since 1972, including Senior Vice President of Operations and Properties and Vice President of Properties and Facilities. Mr. Paxton is also a director of the American Car Rental Association.

               ADDITIONAL INFORMATION FOR SHARE INCREASE PROPOSAL

General Information Regarding Long-Term Incentive Plan

     Qualification

     The following description of the LTIP, giving effect to the Share Increase, is a summary and is qualified in its entirety by reference to (i) the LTIP, a copy of which was previously filed with the Securities and Exchange Commission (the "SEC") as Exhibit 10.10 to DTG's Registration Statement on Form S-1, as amended, Registration No. 333-39661, which became effective December 16, 1997, and (ii) the Amendment to Long-Term Incentive Plan dated as of September 29, 1998, a copy of which was previously filed with the SEC on May 28, 1999 as
Exhibit 10.13 to DTG's Registration Statement on Form S-8, both of which are incorporated herein by this reference.

     Adoption of LTIP

     The LTIP was duly adopted on December 11, 1997. The LTIP was subsequently amended on September 29, 1998 to amend certain definitions.

     Purpose of LTIP

     The LTIP is intended to provide equity-based incentives to officers and other key employees of the Company that serve to align their interests with those of stockholders.

     Duration of LTIP

     Pursuant to the LTIP, no award may be granted under the LTIP on or after December 11, 2007. However, awards previously granted may be exercised in accordance with their terms.

     Amendment and Termination of LTIP

     The LTIP may, at any time, be modified, amended, suspended or terminated. Pursuant to the LTIP, any such modification, amendment, suspension or termination shall not adversely affect any awards previously granted without the consent of the holder of the award. Further, no amendment (unless pursuant to the terms of a properly approved merger, consolidation, reclassification, stock split, combination of Shares or separation) may be made that would (i) increase the number of Shares of Common Stock with respect to which ISOs (hereinafter defined) may be granted, or (ii) change the class of employees eligible to receive ISOs under the LTIP, without the approval of the holders of a majority of the outstanding voting Shares of Common Stock of DTG. Also, the addition of Shares pursuant to the Share Increase requires approval of a majority of the Shares under the New York Stock Exchange shareholder approval policy.

     Not Subject to ERISA or Qualified Under the Code

     The LTIP is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. The LTIP is not, nor is it intended to be "qualified" under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     Administration of LTIP

     The LTIP may be administered by the Board or any committee of the Board comprised of two (2) or more Outside Directors, as such term is defined in
Section 162(m) of the Code, that may be designated by the Board to administer the LTIP. Currently, the LTIP is administered by the HR&C Committee which is comprised solely of Outside Directors. In accordance with the Bylaws of DTG, the Board annually selects the members and chairman of the HR&C Committee, which reports its actions to the Board. The HR&C Committee has discretion and power to: (i) select employees who will participate in the LTIP and make awards to such employees, (ii) determine the time that the awards are granted and any terms and conditions with respect to such awards, and (iii) resolve all questions relating to the administration of the LTIP and applicable law. In addition, the HR&C Committee may establish such rules and guidelines relating to the LTIP as it may deem appropriate. The HR&C Committee may also engage legal counsel, consultants and agents as it may deem desirable for the administration of the LTIP.

     Eligibility

     The individuals who are eligible to participate in the LTIP are (the "Eligible Participants"): (i) directors of DTG, (ii) officers of the Company,
(iii) management of the Company, and (iv) such other full-time employees of the Company (including directors of DTG who are otherwise employed on a full-time basis by the Company) as the HR&C Committee may determine from time to time.

     Share Addition Provisions

     The LTIP provides that if the number of Shares of Common Stock outstanding increase from time to time, the number of Shares of Common Stock available for issuance under the LTIP would also automatically increase by ten percent (10%) of the amount of such newly issued Shares. For example, if the outstanding Shares of Common Stock were increased by 100 Shares, then the amount of Shares of Common Stock added to the LTIP would increase by ten Shares (10% of 100). DTG is not proposing any amendment to increase the Share addition provisions.

Awards Under LTIP

     The LTIP is an incentive based plan whereby certain awards in Shares (or by reference to Shares) of Common Stock of DTG may be granted to Eligible Participants. The LTIP permits the granting of any or all of the following type of awards: (i) stock options, including incentive stock options ("ISOs") and non-qualified stock options ("NQSOs"), (ii) stock appreciation rights ("SARs"),
(iii) restricted stock awards ("Restricted Stock"), (iv) performance awards ("Performance Awards"), and (v) other forms of stock-based incentive awards. To date, only NQSOs and Performance Awards have been granted under the LTIP, and no ISOs, SARs, Restricted Stock or other forms of stock-based incentive awards have been granted.

     Non-Qualified Stock Options

     The HR&C Committee is authorized to grant to Eligible Participants NQSOs, which entitle Eligible Participants to purchase a specified number of Shares of Common Stock of DTG during such time as the HR&C Committee may determine, not to exceed ten (10) years, at a price determined by the HR&C Committee that is not less than the Fair Market Value (hereinafter defined) of the Shares of Common Stock on the date the option is granted.

     The purchase price for Shares of Common Stock subject to the NQSO may be paid in cash. At the HR&C Committee's discretion, the purchase price may also be paid by the tender of Shares of Common Stock or through a combination of Shares of Common Stock and cash or through such other means as the HR&C Committee determines are consistent with the LTIP's purpose and applicable law. No fractional Shares of Common Stock will be issued or accepted. In addition, to the extent permitted by law, as provided in the LTIP, the HR&C Committee may (i) accept a promissory note from the person exercising the NQSO, and (ii) permit a person exercising the NQSO to simultaneously exercise the NQSO and sell the Shares of Common Stock acquired and use the sale proceeds as payment of the exercise price of the NQSO.

     Grants for NQSOs under the LTIP were generally made in January and September 1998 and September 1999, with some grants made at other times based on hire or promotion dates (shown under "Various Dates" in the table below). The following table provides the number of NQSOs as of March 23, 2000 granted to (i) each of the named executive officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group, and (iv) all current employees, including all current officers who are not executive officers, as a group:


                                                                                                Number of
Name and Principal Position                     Date of Grant       Exercise Price ($)     Options Granted (#)
---------------------------                     -------------       ------------------     -------------------

Joseph E. Cappy,                                January 1998               20.50                  139,800
Chairman of the Board, Chief Executive          September 1998             10.50                   54,700
Officer and President                           September 1999             19.1875                 50,700

Gary L. Paxton, Executive Vice President        January 1998               20.50                   75,800
and President - Dollar                          September 1998             10.50                   30,000
                                                September 1999             19.1875                 28,000

Donald M. Himelfarb, Executive Vice             January 1998               20.50                   69,600
President and President - Thrifty               September 1998             10.50                   27,200
                                                September 1999             19.1875                 25,200

Steven B. Hildebrand, Vice President and        January 1998               20.50                   59,300
Chief Financial Officer                         September 1998             10.50                   23,200
                                                September 1999             19.1875                 21,500

Peter G. Guptill,  Executive Vice               January 1998               20.50                   43,100
President - Dollar-Florida Region               September 1998             10.50                   16,000
                                                September 1999             19.1875                 15,300

All current executive officers as a group       January 1998               20.50                  387,600
                                                September 1998             10.50                  151,100
                                                September 1999             19.1875                140,700

All current directors who are not               January 1998               20.50                   15,000
executive officers as a group                   May 1999                   21.1875                 25,000

All current employees, including all            January 1998               20.50                  687,700
current officers who are not executive          September 1998             10.50                  287,500
officers, as a group                            September 1999             19.1875                307,700
                                                Various Dates              16.4957                 36,120



     The NQSOs granted in January 1998 became exercisable in three equal annual installments commencing on December 31, 1998 and expire on December 31, 2007. The NQSOs granted in September 1998 became exercisable in three equal annual installments commencing on September 30, 1999 and expire on September 23, 2008. The NQSOs granted in May 1999 become exercisable on May 31, 2000 and expire on May 26, 2009. The NQSOs granted in September 1999 become exercisable in three equal annual installments commencing on September 30, 2000 and expire on September 22, 2009. Under certain circumstances, including a Change in Control (as defined in the LTIP) of DTG, the NQSOs would be exercisable immediately.

     The number of NQSOs that will be granted under the LTIP in the future is not known at this time.

     Performance Awards

     Performance Awards are payable in cash, Common Stock, other securities or other awards. Performance Awards confer on the holder the right to receive payments upon the achievement of such performance goals during such performance periods as established by the HR&C Committee. The performance goals that may be selected by the HR&C Committee are: earnings before interest and taxes, net income, gross sales, earnings per share, return on equity, return on investment, economic value added, performance against business plan and stock price appreciation.

     In January 1998, 142,000 target Performance Awards in the form of Common Stock were approved for granting to officers and certain key employees of the Company. Such awards established a target number of Shares that may be earned in three equal annual installments commencing on the first anniversary of the grant date. The number of Performance Awards ultimately earned by a grantee would be expected to range from zero to 200% of the grantee's target award, depending on the level of corporate performance each year against established profit and stock price appreciation targets. Any Performance Award installments not earned in relation to the annual fiscal period are forfeited. Performance Awards earned would be delivered to the grantee on January 31, 2001, provided the grantee is then employed by the Company. Current reservations relating to the initial grant of Performance Awards for 1998 and 1999 total 34,527 and 95,176 Shares of Common Stock, respectively.

     Under certain circumstances, including a Change in Control of DTG, the Performance Awards in the form of Common Stock earned would be delivered immediately.

     The number of Performance Awards to be granted in the future is not known at this time.

     As used herein, the term "Fair Market Value" shall be based upon either (i) if the Common Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the last sales price or, if unavailable, the average of the closing bid and asked prices per Share of the Common Stock on such date (or, if there was no trading or quotation in the Common Stock on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations, or (ii) if the Common Stock is not listed on a national securities exchange or quoted in an interdealer quotation system, the price will be equal to the Company's fair market value, as determined by the HR&C Committee in good faith based upon the best available facts and circumstances at the time.

Restrictions on Awards Under LTIP

     Transferability

     Except for a NQSO, no award may be sold, pledged, assigned, transferred or encumbered by the Eligible Participant other than by will or by the laws of descent and distribution.

     Resale

     Eligible Participants reselling Shares of Common Stock acquired under the LTIP who are reporting persons may only resell during DTG-imposed window periods and only in compliance with the limitations of SEC Rule 144 (other than the holding period requirements which are not applicable because the Shares have been registered).

     Forfeitures

     Pursuant to the LTIP, any award agreement may provide that the Shares of Common Stock issued upon the exercise of any awards may be subject to restrictions constituting substantial risks of forfeiture as the HR&C Committee may determine at the time the award is granted.

     Incentive Stock Options

     Pursuant to the LTIP, except in the event of a change in capitalization, the aggregate number of Shares of Common Stock to be issued pursuant to ISOs shall not exceed five percent (5%) of DTG's total number of Shares of Common Stock outstanding from time to time.

Death or Disability of Eligible Participants

     An award agreement may provide that if an Eligible Participant dies or becomes subject to a disability (as determined by the HR&C Committee) before his or her right to exercise a NQSO, ISO or SAR terminates, and without totally exercising the same, the NQSO, ISO or SAR may be exercised, to the extent that the Shares of Common Stock with respect to the NQSO, ISO or SAR could have been exercised by the Eligible Participant on the date of his or her death or disability. Further, in the event of any such death or disability, a NQSO or ISO cannot be exercisable (i) after the date of their expiration, or (ii) more than six (6) months from the date of death or disability, whichever occurs first.

Termination of Employment or Directorship of Eligible Participants

     The HR&C Committee may provide for termination of a NQSO or ISO in the event of termination of employment or directorship or any other reason. Pursuant to the LTIP, a bona fide leave of absence that is approved by a duly constituted officer of DTG is not considered an interruption or termination of service of any Eligible Participant; provided, however, no awards may be granted to an Eligible Participant while he or she is on a bona fide leave of absence.

Tax Effects of LTIP Participation

     General

     DTG believes that under current law the following are the federal income tax consequences generally arising with respect to awards granted under the LTIP. The following summary provides only a general description of the application of federal income tax laws to certain types of awards under the LTIP, but does not address the effects of foreign, state and local tax laws.

     Non-Qualified Stock Options

     The grant of a NQSO will create no tax consequences for an Eligible Participant or the Company. Upon exercising a NQSO, the Eligible Participant must generally recognize ordinary income equal to the difference between the exercise price and the Fair Market Value of the underlying Common Stock on the date of exercise, and the Company will be entitled to a deduction for the amount recognized as ordinary income by the Eligible Participant. The treatment to an Eligible Participant of the disposition of Shares of Common Stock acquired upon the exercise of a NQSO depends on how long the Shares have been held after the acquisition and on whether such Shares are acquired by exercising a NQSO.

     Incentive Stock Options

     An Eligible Participant will generally have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction at that time. In the case of ISOs, any sale or exchange of Shares acquired more than two (2) years after the date of grant of the ISO and more than one (1) year after the date of exercise of the ISO will be treated as long-term gain or loss.

Registration of Shares

     On May 28, 1999, DTG filed a Registration Statement on Form S-8 to register 2,412,594 Shares of Common Stock authorized for issuance under the LTIP. Upon approval by the requisite number of stockholders of the Share Increase, DTG will thereafter register the additional Shares issuable under the LTIP with the SEC on Form S-8.

         MEETINGS, COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

Meetings and Committees

     The Board held eight meetings in 1999. Each director attended 75% or more of the total of all meetings held by the Board and the Committees on which he served, and the average attendance level for all Board and Committee meetings was approximately 94%. The Board has established certain standing Committees, which are comprised solely of non-employee directors, to consider designated matters. These Committees of the Board are: the Governance Committee, the Audit Committee and the HR&C Committee. In accordance with the Bylaws of DTG, the Board annually elects from its members the members and chairman of each Committee.

     Governance Committee

     The members of the Governance  Committee (the "Governance  Committee") are:
Edward J. Hogan, Chairman, The Hon. Edward C. Lumley, John P. Tierney and Edward
L. Wax.

     The Governance Committee evaluates the organization, function and performance of the Board and its Committees, the qualifications for director nominees and matters involving corporate governance and compliance. The Governance Committee held two meetings in 1999. Director nominations by stockholders may be submitted in the same manner as stockholder proposals. See "Stockholder Proposals for Next Annual Meeting" below.

     Audit Committee

     The members of the Audit Committee (the "Audit Committee") are: John P. Tierney, Chairman, Thomas P. Capo, Edward J. Hogan and John C. Pope.

     The Audit Committee recommends the appointment of independent auditors and reviews their fees for audit and non-audit services and the scope and results of audits performed by them and by the Company's internal auditors. It also reviews the Company's system of internal accounting controls, its significant accounting policies and its financial statements and related disclosures. The Audit Committee held six meetings in 1999.

     Pursuant to newly adopted New York Stock Exchange rules regarding director independence on audit committees (the "NYSE Rules"), any member of the Audit Committee who is an employee of DTG or any of its affiliates may not serve on the Audit Committee until three years following the termination of his or her employment. In the event the employment relationship is with a former parent or predecessor of DTG, the director could serve on the Audit Committee after three years following the termination of the relationship between DTG and the former parent or predecessor. Thomas P. Capo is a Senior Vice President and Treasurer of DaimlerChrysler, which was the parent of DTG until December 23, 1997. Although Mr. Capo does not meet the requirements of the new NYSE Rules because of his employment with DaimlerChrysler, the new NYSE Rules do allow DTG's Board, in its business judgment, to appoint Mr. Capo as a member of the Audit Committee. The Board appointed Mr. Capo to the Audit Committee based on several factors, including his (i) expertise in accounting and financial reporting matters, (ii) knowledge of the vehicle rental industry, (iii) experience in relationships with internal and external auditors, and (iv) expertise in financing arrangements. Based on these factors, the Board determined in its business judgment that Mr. Capo's membership on the Audit Committee was in the best interests of DTG and its stockholders.

     Human Resources and Compensation Committee

     The members of the HR&C Committee are: The Hon. Edward C. Lumley, Chairman, John C. Pope and Edward L. Wax.

     The HR&C Committee makes recommendations to the Board regarding DTG's executive compensation program, as well as generally reviewing the human resources area for the Company, including its management development and succession. As a part of its compensation function, it determines salaries, executive retirement benefits, incentive compensation awards and stock option grants for officers and senior executives and establishes corporate goals under performance based compensation plans. The HR&C Committee held six meetings in 1999. See "Executive Compensation - Report of Human Resources and Compensation Committee on Executive Compensation" below.

Compensation

     Fees

     Directors who are not officers or employees of DTG are paid an annual board retainer of $20,000, payable in Common Stock. They are also paid an attendance fee of $1,000 for each meeting of the Board of Directors and $1,000 for each meeting of a Committee thereof ($1,500 in the case of a Committee Chairman), in each case payable in cash or Common Stock, as desired by the non-employee director. Non-employee directors may elect in advance to defer their fees.

     Stock Options

     In May 1999, non-employee directors were granted NQSOs to purchase 5,000 Shares at the exercise price of $21.1875 per Share. Such NQSOs become exercisable on May 31, 2000 and expire on May 26, 2009. For more information regarding these NQSOs, see "Additional Information for Share Increase Proposal - Awards Under LTIP - Non-Qualified Stock Options" above.

     Other

     In 1999, DTG made available to each non-employee director the personal use of two vehicles while serving as a director, together with insurance coverage.

     No Compensation or Benefits

     DTG does not pay compensation or provide benefits for service to any director solely in such capacity who is also an officer or employee of the Company. In addition, because of DaimlerChrysler policy, Thomas P. Capo does not receive compensation or benefits for services as a director.

Stock Ownership Guidelines

     All current non-employee  directors of DTG are required to own
Shares valued at not less than five times the annual retainer of $20,000, for a total of $100,000, by January 2003.

Certain Understandings

     In connection with continuing credit support to the Company for vehicle fleet financing, DTG agreed to nominate and support a DaimlerChrysler designee to its Board. Thomas P. Capo, who is a DaimlerChrysler Senior Vice President and its Treasurer, currently holds this directorship. The Company's agreements relating to this position expire upon termination of DaimlerChrysler credit support and repayment of any sums due in connection therewith. See "Certain Relationships and Related Transactions" below.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
               DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

Certain Beneficial Owners

     The  following  table sets forth certain  information  from Schedule 13D or
Schedule 13G filings as of March 23, 2000 with respect to each person known by DTG to beneficially own more than 5% of the outstanding Shares:


Name and Address                              Amount and Nature
of Beneficial Owner                        of Beneficial Ownership      Percent of Class (1)
-------------------                        -----------------------      --------------------

The Equitable Companies                            3,254,901                  13.5%
Incorporated (2)
1290 Avenue of the Americas
New York, New York 10104

Tweedy, Browne Company LLC (3)                     2,105,856                   8.7%
TBK Partners, L.P.
Vanderbilt Partners, L.P.
52 Vanderbilt Avenue
New York, New York 10017

Capital Group International, Inc. (4)              1,910,300                   7.9%
Capital Guardian Trust Company
11100 Santa Monica Boulevard
Los Angeles, California 90025
-----------


(1)  Based on 24,162,365 Shares outstanding.

(2) The Equitable Companies Incorporated ("Equitable") owns Alliance Capital Management L.P. and the Equitable Life Assurance Society of the United States which own 1,631,700 and 780,000 Shares, respectively. AXA ("AXA") beneficially owns a majority interest in Equitable. As a group, The Mutuelles AXA controls AXA in AXA's capacity as a parent holding company with respect to AXA Rosenberg (U.S.) ("AXA Rosenberg") and AXA Colonia Konzern AG (Germany) ("AXA Colonia"). AXA Rosenberg and AXA Colonia own 821,301 and 21,900 Shares, respectively.

(3) As a group, Tweedy, Browne Company LLC owns 1,909,156 Shares, TBK Partners, L.P. owns 166,700 Shares and Vanderbilt Partners, L.P. owns 30,000 Shares. Each of such entities disclaims beneficial ownership of the Shares held by the others.

(4) Capital Guardian Trust Company is deemed to be the beneficial owner of the 1,910,300 Shares. Both Capital Group International, Inc. and Capital Guardian Trust Company disclaim beneficial ownership, as such Shares are owned by accounts managed by their affiliated investment management companies.

Directors, Director Nominees and Executive Officers

     The following table sets forth certain information as of March 23, 2000, with respect to the number of Shares owned by (i) each director of DTG (with the exception of Thomas P. Capo who owns no Common Stock), (ii) each named executive officer of the Company, and (iii) all directors and named executive officers of the Company as a group. The director nominees, Molly Shi Boren and Maryann N. Keller, do not presently own any Common Stock of the Company.


                                              Amount and Nature
Name of Beneficial Owner                   of Beneficial Ownership (1)          Percent of Class (2)
------------------------                   ---------------------------          --------------------

Joseph E. Cappy                               244,580 (3)                       1.0%

Edward J. Hogan                                 9,374 (4)                       Less than 1%

The Hon. Edward C. Lumley                      13,374 (5)                       Less than 1%

John C. Pope                                   13,600 (6)                       Less than 1%

John P. Tierney                                13,031 (7)                       Less than 1%

Edward L. Wax                                  10,289 (8)                       Less than 1%

Peter G. Guptill                               40,484 (9)                       Less than 1%

Steven B. Hildebrand                           61,602 (10)                      Less than 1%

Donald M. Himelfarb                            75,068 (11)                      Less than 1%

Gary L. Paxton                                 86,216 (12)                      Less than 1%

All directors and executive                   567,618                           2.3%
officers as a group
-----------



(1) The SEC deems a person to have beneficial ownership of all shares which that person has the right to acquire within sixty (60) days. Accordingly, Shares subject to options exercisable within sixty (60) days are included in this column.

(2)  Based on 24,162,365 Shares outstanding.

(3) Consists of (i) 64,400 Shares owned of record by Mr. Cappy's trust, (ii) 37,446 Performance Shares awarded which will be forfeited if Mr. Cappy does not remain employed by the Company through January 31, 2001, the date of vesting, (iii) 111,434 Shares subject to options, and (iv) 31,300 Shares owned of record by the trust of Mr. Cappy's spouse.

(4) Consists of (i) 2,374 Shares owned of record by Mr. Hogan,(ii) 2,000 Shares subject to options, and (iii) 5,000 Shares owned of record by the trust of Mr. Hogan and his spouse.

(5) Consists of (i) 11,374 Shares owned of record by Mr. Lumley, and (ii) 2,000 Shares subject to options.

(6) Consists of (i) 6,000 Shares owned of record by Mr. Pope, (ii) 5,600 Shares subject to a deferral agreement between DTG and Mr. Pope, and (iii) 2,000 Shares subject to options.

(7) Consists of (i) 6,000 Shares owned of record by Mr. Tierney, (ii) 5,031 Shares subject to a deferral agreement between DTG and Mr. Tierney, and
     (iii) 2,000 Shares subject to options.

(8) Consists of (i) 3,200 Shares owned of record by Mr. Wax, (ii) 5,089 Shares subject to a deferral agreement between DTG and Mr. Wax, and (iii) 2,000 Shares subject to options.

(9) Consists of (i) 1,000 Shares owned of record by Mr. Guptill, (ii) 5,416 Performance Shares awarded which will be forfeited if Mr. Guptill does not remain employed by the Company through January 31, 2001, the date of vesting, and (iii) 34,068 Shares subject to options.

(10) Consists of (i) 3,000 Shares owned of record by Mr. Hildebrand, (ii) 11,334 Performance Shares awarded which will be forfeited if Mr. Hildebrand does not remain employed by the Company through January 31, 2001, the date of vesting, and (iii) 47,268 Shares subject to options.

(11) Consists of (i) 16,101 Performance Shares awarded which will be forfeited if Mr. Himelfarb does not remain employed by the Company through January 31, 2001, the date of vesting, (ii) 55,467 Shares subject to options, and
     (iii) 3,500 Shares owned of record by the trust of Mr. Himelfarb's spouse.

(12) Consists of (i) 7,500 Shares owned of record by Mr. Paxton's trust, (ii) 16,682 Performance Shares awarded which will be forfeited if Mr. Paxton does not remain employed by the Company through January 31, 2001, the date of vesting, (iii) 60,534 Shares subject to options, and (iv) 1,500 Shares owned of record by the trust of Mr. Paxton's spouse.


                             EXECUTIVE COMPENSATION

Report of Human Resources and Compensation Committee on Executive Compensation

     This report explains DTG's executive compensation program for 1999. The HR&C Committee, which is comprised solely of non-employee directors, determines the compensation of senior executives of the Company.

     Compensation Philosophy

     DTG's executive compensation program is a critical part of the effective management of its key executives. The program rewards senior management for building long-term stockholder value. It is designed to: (i) establish a comparative framework of companies for pay/performance analysis, (ii) maintain a strong relationship between performance and awards, (iii) communicate a link between pay and performance, (iv) encourage stock ownership and focus on the use of equity-based incentives, and (v) balance all compensation components to create a total pay program based on specific performance goals.

     Stock Ownership Guidelines

     DTG maintains stock ownership guidelines to more closely align the interests of executives with those of stockholders ranging from one half of annual base salary to four times annual base salary.

     Components of Executive Compensation Program

     The Company's executive compensation program has three principal components: base salary, incentive compensation cash bonuses and long-term Share incentive compensation. The following is a summary of the considerations underlying each component.

          Base Salary

          The HR&C Committee establishes base salaries for executive officers in relation to base salaries paid by a group of companies which were compared to the Company because they were similarly sized service companies in terms of corporate revenues, or had operations in the local geographic job market, or were vehicle rental industry peers. Base salaries may vary depending on factors such as responsibility, current performance and tenure.

          Incentive Compensation Cash Bonuses

          The Company's annual incentive compensation plan is a cash bonus plan designed to provide performance based compensation awards to executives for achievement during the past year. Pretax profit objectives are established for Dollar, Thrifty and DTG. These objectives range from a minimum threshold to earn a partial award to a maximum award. Annual awards to senior executives are based upon individual operating company performance, except for DTG executives whose awards are based on consolidated performance.

          Long-Term Incentive Compensation

          Nationally recognized compensation consultants were retained to analyze incentive practices of the publicly traded car rental companies and other organizations that have recently completed an initial public offering. Their recommendations were considered in setting the design and size of the NQSO and Performance Share grants under DTG's LTIP discussed earlier in this Proxy Statement. As is typical for executive compensation practices, the Chief Executive Officer was made eligible for the largest award, and the remaining employees were tiered downward. See "Additional Information for Share Increase Proposal - Awards Under LTIP" above.

     Compensation for the Chief Executive Officer

     Under Joseph E. Cappy's leadership in 1999, the Company again achieved record results in revenues and profits. Total revenue for 1999 was $998.8 million, compared to $899.0 million in 1998, an 11.1% increase. Further, net income for 1999 was $59.6 million, or $2.43 per Share, an increase of 58% and 56%, respectively, over 1998 results. In addition, the HR&C Committee was again pleased with Mr. Cappy's leading the Dollar and Thrifty organizations to find synergies and cost savings realizable by working together.

     In establishing each of the components of Mr. Cappy's compensation, the HR&C Committee relied on information developed from compensation surveys with the assistance of a nationally recognized compensation consulting firm, and comparative industry data.

     Compensation Committee Interlocks and Insider Participation

     The Hon. Edward C. Lumley, HR&C Committee Chairman and a director of DTG, is the Vice Chairman of BMO Nesbitt Burns. In February 1999, BMO Nesbitt Burns assisted TCL in a fleet securitization for its Canadian vehicles. A one-time structuring fee was paid to BMO Nesbitt Burns at closing. Additional program fees will be paid to BMO Nesbitt Burns to cover placement, liquidity and administration fees during the five-year term of the arrangement.

     Federal Income Tax Liability

     Section 162(m) of the Code limits the amount the Company can deduct for compensation paid to the Chief Executive Officer and the other four most highly-compensated executive officers of the Company. However, performance based compensation that meets certain requirements of the Code is not subject to this limit. The LTIP is a performance based plan. It is the intention of the HR&C Committee to continue to preserve the deductibility of executive compensation to the extent reasonably practicable and comply to the extent practicable. However, there may be occasions when the payment of non-deductible compensation might be appropriate.

                                        THE HUMAN RESOURCES AND
                                        COMPENSATION COMMITTEE


                                        The Hon. Edward C. Lumley, Chairman
                                        John C. Pope
                                        Edward L. Wax


March 7, 2000

Summary Compensation Table

     The following table provides certain summary information concerning compensation of DTG's Chief Executive Officer and each of the named executive officers of the Company for the three fiscal years ended December 31, 1999, 1998 and 1997:


                                                              Annual Compensation       Long Term Compensation
                                                            ------------------------    ----------------------

                                                                                             Securities           All Other
Name and Principal                                                                           Underlying          Compensation
     Position                               Year             Salary ($)    Bonus ($)         Options  (#)          ($) (1)
------------------                          ----             ----------    --------          -----------         ------------

Joseph E. Cappy,                            1999               481,500     963,000              50,700             71,616
Chairman of the                             1998               450,000     499,500             194,500             33,836
Board, Chief Executive Officer              1997                 --           --                  --                 --
and President (2)

Gary L. Paxton,                             1999               286,965     430,448              28,000            282,197
Executive Vice President and                1998               273,300     217,274             105,800            318,313
President - Dollar                          1997               260,300     244,031                --              273,839

Donald M. Himelfarb,                        1999               255,360     383,040              25,200            177,121
Executive Vice President and                1998               243,200     228,000              96,800            188,248
President - Thrifty                         1997               233,700       --                   --               80,561

Steven B. Hildebrand,                       1999               234,000     351,000              21,500            111,836
Vice President and Chief                    1998               225,000     187,313              82,500            118,650
Financial Officer                           1997               169,500      30,510                --               69,643

Peter G. Guptill,                           1999               216,776     260,131              15,300            167,078
Executive Vice President - Dollar           1998               211,276     134,372              59,100            203,811
Florida Region                              1997               201,200      88,025                --               75,687

-----------


(1) Represents (i) the amounts distributed under the discontinued executive retention plans of Dollar Rent A Car Systems, Inc. and Thrifty Rent-A-Car System, Inc., the final portion of which is payable in 2000, (ii) the Company's contributions to its qualified and non-qualified defined contribution plans, including supplemental retirement plans, and (iii) life and disability insurance premiums.

(2) During 1997 Mr. Cappy served as an officer of DTG and DaimlerChrysler but received all of his compensation from DaimlerChrysler.

Option Grants in Last Fiscal Year

     The following table provides certain summary information concerning stock option grants made to DTG's Chief Executive Officer and each of the named executive officers of the Company for the fiscal year ended December 31, 1999:


                                                    % of Total
                         Number of Securities      Options Granted         Exercise or
                          Underlying Options        to Employees           Base Price        Expiration          Grant Date
      Name                    Granted              in Fiscal Year          ($/Sh)               Date         Present Value ($) (1)
--------------------     --------------------      ---------------        -----------        ----------      ---------------------

Joseph E. Cappy                50,700                  10.6%                 19.1875         9/22/2009             409,756

Gary L. Paxton                 28,000                   5.8%                 19.1875         9/22/2009             226,294

Donald M. Himelfarb            25,200                   5.2%                 19.1875         9/22/2009             203,228

Steven B. Hildebrand           21,500                   4.5%                 19.1875         9/22/2009             173,388

Peter G. Guptill               15,300                   3.2%                 19.1875         9/22/2009             123,388

-----------


(1) All options are granted at an exercise price equal to the market value of DTG's Common Stock on the date of grant. Accordingly, if there is no appreciation in market value, no value will be realizable. In accordance with SEC rules, the Black-Scholes option valuation model was used to estimate the fair value of the options at the date of grant, using the following assumptions: weighted-average expected life of the awards of five years, volatility factor of 37.5%, risk-free interest rate of 5.75% and no payment of dividends. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock volatility. DTG does not believe that the Black-Scholes model, or any other valuation model, is a reliable method of computing the present value of the employee stock options. The value ultimately realized, if any, will depend on the amount that the market price of the stock underlying the option exceeds the exercise price on the date of exercise.

Long-Term Incentive Plans - Awards in Last Fiscal Year

     The following table provides certain summary information concerning awards made under DTG's LTIP to DTG's Chief Executive Officer and each of the named executive officers of the Company with respect to the fiscal year ended December 31, 1999:


                                     Number of Shares, Units                Performance or Other Period Until
    Name                              or Other Rights (#)                        Maturation or Payout (1)
--------------------                 -----------------------                ---------------------------------

Joseph E. Cappy                            27,534                                   1 year maximum

Gary L. Paxton                             12,734                                   1 year maximum

Donald M. Himelfarb                        10,734                                   1 year maximum

Steven B. Hildebrand                        8,334                                   1 year maximum

Peter G. Guptill                            4,134                                   1 year maximum

-----------

(1) The Performance Shares will be earned over a three year period from the original grant of the target award in January 1998 contingent upon profit performance and appreciation in stock price in each of the three years (with a reset each year to then current stock price). The Performance Shares will vest on January 31, 2001. The following schedule describes the Performance Share plan:

     Performance Period             Shares Earned/Granted       Shares Vest
     ------------------             ---------------------       -----------
     Jan-December 1998              January 1999                January 2001
     Jan-December 1999              January 2000                January 2001
     Jan-December 2000              January 2001                January 2001

Employment Continuation Agreement and Plan

     In September 1998, DTG entered into an Employment Continuation Agreement with Mr. Cappy. The agreement provides for benefits to be paid to Mr. Cappy upon termination of his employment following a change in control of DTG subject to certain requirements contained in the agreement. The agreement was filed as
Exhibit 10.3 to DTG's Quarterly Report on Form 10-Q for the period ended September 30, 1998.

     In September 1998, DTG also established the Employment Continuation Plan for Key Employees. The plan provides for benefits to be paid to certain employees upon termination of their employment following a change in control of DTG subject to certain requirements contained in the plan. The plan currently covers 43 employees of the Company. The plan was filed as Exhibit 10.4 to DTG's Quarterly Report on Form 10-Q for the period ended September 30, 1998.

                   STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The following graph compares the cumulative total stockholder return on DTG Common Stock with the cumulative total return on the Russell 2000 Index and DTG's Peer Group Index. DTG's Peer Group includes Hertz, Avis, Budget and AutoNation.

     The results are based on an assumed $100 invested on December 17, 1997, and reinvestment of dividends through December 31, 1999.


                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
    Dollar Thrifty Automotive Group, Peer Group Index and Russell 2000 Index


                                 (Graph Omitted)


                     12/17/97    12/31/97    3/31/98    6/30/98    9/30/98    12/31/98    3/31/99    6/30/99    9/30/99    12/31/99
                     --------    --------    -------    -------    -------    --------    -------    -------    -------    --------

Dollar Thrifty         100.00      100.00     109.76      64.63      56.73       62.83      84.15     113.41     100.93      116.78
    Automotive
Peer Group Index       100.00      101.82     113.05     107.54      75.50       78.31      77.04      97.81      68.83       65.50
Russell 2000 Index     100.00      100.00     110.06     104.93      83.79       97.20      91.61     105.50      98.50      116.24


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     DaimlerChrysler has certain material continuing financial and commercial arrangements with the Company. Thomas P. Capo, a director of DTG, is a Senior Vice President and Treasurer of DaimlerChrysler.

     In December 1997, in connection with DTG's separation from DaimlerChrysler and closing of the initial public offering, DaimlerChrysler provided $38.2 million of credit support for the Company's vehicle fleet financing in the form of a letter of credit facility. The credit support was reduced to $28.6 million (the "Initial Support Amount") upon receipt of Share proceeds due to the sale of additional Shares by the Company and was further reduced to $22.8 million on September 30, 1999. The credit support declines annually over five years which began September 30, 1999, by the greater of $5.7 million or 50% of the Company's excess cash flow, as defined. To secure reimbursement obligations under the DaimlerChrysler credit support agreement, DaimlerChrysler has liens and security interests on certain assets of the Company.

     In addition, DaimlerChrysler has been the Company's principal supplier of vehicles. In 1996, DaimlerChrysler began operating under separate five-year vehicle supply arrangements that were formalized in 1996 and 1997 in separate U.S. vehicle supply agreements with Dollar Rent A Car Systems, Inc. and Thrifty Rent-A-Car System, Inc. ("VSAs"). DaimlerChrysler has agreed to make specified volumes of DaimlerChrysler vehicles available through July 2001. Negotiations are underway to extend the VSAs. DaimlerChrysler has agreed to make various promotional payments under the VSAs, some of which may vary based on the volume of vehicles purchased. These payments are material to the Company's results of operations.

     The Hon. Edward C. Lumley, HR&C Committee Chairman and a director of DTG, is the Vice Chairman of BMO Nesbitt Burns. In February 1999, BMO Nesbitt Burns assisted TCL in a fleet securitization for its Canadian vehicles. A one-time structuring fee was paid to BMO Nesbitt Burns at closing. Additional program fees will be paid to BMO Nesbitt Burns to cover placement, liquidity and administration fees during the five-year term of the arrangement.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and statements of changes in ownership of Common Stock, as well as annual statements of ownership. Based solely upon a review of forms furnished to the Company, during the fiscal year ended December 31, 1999, the Company believes that all SEC filing requirements applicable to the Company's directors, executive officers and persons owning more than 10% of the Common Stock were met.

                               REPORT ON FORM 10-K

     A copy of DTG's Report on Form 10-K for the period ended December 31, 1999, filed with the SEC (including related financial statements and schedules) is available to stockholders without charge, upon written request to the Director of Investor Relations, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135.


                  STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     The deadline for submitting proposals for the possible inclusion in next year's proxy statement is no less than 90 nor more than 120 days before the Annual Meeting of Stockholders to be held in 2001, and a proposal received outside of this time frame will be untimely and not considered for the Annual Meeting of Stockholders to be held in 2001; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the

Annual Meeting of Stockholders is given or made to stockholders, then such proposals will be considered if received not later than the tenth day following the day on which the meeting date is disclosed. Proposals, including any accompanying supporting statement, may not exceed 500 words and should be addressed to: Secretary, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135.


                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Board does not intend to present any matter for action at the Annual Meeting of Stockholders other than those set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, the holders of the proxies will act in accordance with their best judgment.

                                           By Order of the Board of Directors

                                           /S/ STEPHEN W. RAY
                                           ------------------
                                           Stephen W. Ray
                                           Secretary



Tulsa, Oklahoma
March 29, 2000

                                    EXHIBIT A
                                    ---------

                           Proposed Amendment to LTIP


                  SECOND AMENDMENT TO LONG-TERM INCENTIVE PLAN
                  --------------------------------------------

     The Long-Term Incentive Plan adopted by Dollar Thrifty Automotive Group, Inc. ("DTG") on December 11, 1997, as amended by Amendment to Long-Term Incentive Plan adopted by DTG on September 29, 1998 (the "LTIP"), is hereby amended on the Second Amendment Effective Date (hereinafter defined), if the condition precedent to effectiveness set forth in Section 7 below occurs:

     1.   Section 2.1 p) of the LTIP is hereby deleted in its entirety.

     2. Section 2.1 of the LTIP is hereby amended by adding the following new subparagraph dd):

          "dd) "Second Amendment Effective Date" shall mean the date on which a majority of the outstanding voting shares of the Company are voted in favor of the proposal to amend Section 6.3 of the Plan, which such proposal is to be considered at the Annual Meeting of Stockholders of the Company to be held on May 25, 2000 (or any adjournment or adjournments thereof) or at any other duly held meeting or meetings within twelve (12) months after January 26, 2000."

     3. The first two sentences before the proviso in Section 6.3 of the LTIP are hereby deleted in their entirety and replaced with the following:

          "6.3 Subject to the provisions of Section 17, the maximum number of shares available for issuance under the Plan shall be (i) ten percent (10%) of the outstanding shares of Common Stock as of the Second Amendment Effective Date, plus (ii) 2,400,000 shares. As the outstanding shares of Common Stock increase from time to time (which limit shall be determined without considering as outstanding any shares that are the subject of any unexercised options under the Plan or any other option plan of the Company or any shares owned by the Company (other than in a rabbi trust) or any of its Subsidiaries) such shares available for issuance under the Plan shall increase by ten percent (10%);"

     4.   Section 7.1(a)(i) of the LTIP is hereby amended as follows:

          (a) By placing a period after the word "granted" in the fifth line thereof; and

          (b) By deleting the phrase "except that the price of an option granted upon completion of the initial public offering of the Common Stock may be the initial public offering price" in its entirety.

     5. Section 7.3 of the LTIP is hereby amended by deleting the phrase "as of the IPO Date" in the second and third lines thereof and replacing it with "of Common Stock from time to time".

     6.   Section 19.1 of the LTIP is hereby amended as follows:

          (a)   By adding the following phrase to the  beginning of subparagraph
(a):

                "except as provided in subparagraph (c) below,"

          (b) By deleting the period at the end of subparagraph (b) and replacing it with ";and".


          (c)   By adding the following new subparagraph (c):

                "c)  such   modification, amendment,  suspension or  termination
                shall not effect a reduction in the exercise price of any Option granted by the Committee pursuant to the Plan; and"

          (d)   By adding the following new subparagraph (d):

                "d) Section 19.1(c) of the Plan shall not be amended without the approval of the holders of a majority of the outstanding voting shares of the Company."

     7. This Second Amendment to Long-Term Incentive Plan shall become effective and operative if, and only if, a majority of the outstanding voting shares of DTG are voted in favor of the proposal described in Section 3 above, which such proposal is to be considered at the Annual Meeting of Stockholders of DTG to be held on May 25, 2000 (or any adjournment or adjournments thereof) or at any other duly held meeting or meetings within twelve (12) months after January 26, 2000 (the "Second Amendment Effective Date"). A failure to obtain such a vote within such time shall make all the provisions hereof null and void from inception.

                                   APPENDIX A
                                   ----------


                              (FRONT SIDE OF PROXY)

                      DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         Annual Meeting of Stockholders

                                  May 25, 2000


     The undersigned stockholder of Dollar Thrifty Automotive Group, Inc., a Delaware corporation, hereby appoints Pamela S. Peck or Paula A. Kuykendall, or either of them voting singly in the absence of the other, attorneys and proxies with full power of substitution and revocation, to vote all shares of Common Stock of Dollar Thrifty Automotive Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held at the Williams Presentation Center Theatre, 2 East First Street, Tulsa, Oklahoma 74172, on May 25, 2000, at 11:00 a.m., C.D.T., or any adjournment thereof, in accordance with the following instructions.

     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted "FOR" all nominees in Proposal No. 1, "FOR" Proposal No. 2 and "FOR" Proposal No. 3.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES, "FOR" PROPOSAL NO. 2 AND "FOR" PROPOSAL NO. 3.

     YOUR VOTE IS IMPORTANT. PLEASE VOTE BY MARKING, SIGNING AND DATING THIS PROXY ON THE REVERSE SIDE AND RETURNING IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                  (Continued and to be signed on reverse side)
           ----------------------------------------------------------

                             (REVERSE SIDE OF PROXY)


                      DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.


                Please mark vote in box using dark ink only: / /


1.   ELECTION OF DIRECTORS:

     Nominees: Molly Shi Boren, Thomas P.Capo, Joseph E. Cappy, Edward J. Hogan, Maryann N. Keller, The Hon. Edward C. Lumley, John C. Pope, John P. Tierney and Edward L. Wax.


     FOR                                WITHHOLD                     INSTRUCTION: To withhold authority
     all nominees listed                Authority to vote            to vote for any individual nominee,
     above (except as indicated         for all nominees             write that nominee's name in the space
     in the space provided)  / /        listed above  / /            provided below.


                                             -----------------------------------
                                             Name(s) of Nominee(s)



2.   Ratification of Deloitte & Touche LLP as independent auditors for 2000.

     FOR  / /                   AGAINST  / /               ABSTAIN  / /


3. Approval of the addition of 2,400,000 shares to the Long-Term Incentive Plan of Dollar Thrifty Automotive Group, Inc.

     FOR  / /                   AGAINST  / /               ABSTAIN  / /



     The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

     Dated: ________________________, 2000


     _____________________________________
     Signature


     _____________________________________
     Signature, if held jointly


Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.